IGAM GROUP FUNDS

                              OFFICER'S CERTIFICATE

     THE UNDERSIGNED, President, Treasurer, and Secretary of IGAM Group Funds, a Delaware business trust (the "Trust"), does hereby certify that the following resolution designating a series of shares of the Trust was duly adopted at the organizational board meeting of the Board of Trustees of the Trust held on September 13, 1999, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust's Agreement and
Declaration of Trust ("Declaration of Trust"), and that such resolution is incorporated by reference into the Declaration of Trust in accordance with
Article III, Section 6 thereof:

      WHEREAS, Section 1 of Article III of the Declaration of Trust of the Trust provides that the beneficial interest of the Trust is divided into an unlimited number of shares, and authorizes the Board of Trustees to divide the shares into separate series, and to divide such series into separate classes of shares, with such variations in the relative rights and preferences between the different series or classes as shall be fixed and determined by the Trustees; and

      WHEREAS, the Board desires to establish and designate the initial series of shares of beneficial interest in the Trust.

      NOW, THEREFORE, IT IS RESOLVED, that, pursuant to Article III, Section 6, of the Trust's Declaration of Trust, a series of shares of beneficial interest in the Trust is hereby established and designated as the Internet Index Fund series (the "Series"), and an unlimited number of shares of beneficial interest are hereby classified and allocated to such Series, all with the relative rights and preferences as set forth in the Declaration of Trust or any amendments thereto.

     IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of this 6th day of October, 1999.

                                   IGAM GROUP FUNDS

                                   /s/ Eugene Y. W. Lee
                                   Eugene Y. W. Lee, Ph.D.
                                   President, Treasurer, and Secretary

Filed with the minutes of the proceedings of the Trust this 6th day of October, 1999.